Exhibit 99.1

Press Release

Clean Harbors Plans to List Shares

on the New York Stock Exchange

Company to Trade Under the Ticker Symbol “CLH”

Norwell, MA – December 3, 2008 – Clean Harbors, Inc. (“Clean Harbors”) (NASDAQ: CLHB), the leading provider of environmental and hazardous waste management services throughout North America, today announced that it has filed an application to list its common stock on the New York Stock Exchange (“NYSE”).  Upon approval of its application, Clean Harbors expects the shares of its common stock to begin trading on the NYSE on December 15, 2008, under the symbol “CLH.”  Until that time, Clean Harbors’ stock will continue to trade on The NASDAQ Global Select Market under the symbol “CLHB.”

“We are honored to partner with the NYSE – the most recognized stock exchange in the world,” said Alan S. McKim, Chairman and Chief Executive Officer.  “Listing on the NYSE reflects the progress that Clean Harbors has achieved in recent years.  Based on the contributions of our dedicated team of employees, we remain on track to achieve our objective of surpassing $1 billion in revenue this year.  We look forward to benefiting from the prestige and visibility associated with the NYSE.  We are grateful to The NASDAQ Stock Market for the role it has played in our Company’s growth.”

Clean Harbors current market capitalization (excluding shares held by affiliates) is more than $1.2 billion. At the close of trading on October 27, 2008, Clean Harbors’ common stock was added to the S&P MidCap 400 Index.

“We are pleased to welcome Clean Harbors to our growing family of NYSE-listed companies, and we look forward to an outstanding and long lasting partnership with the company,” said Noreen M. Culhane, Executive Vice President, Global Corporate Client Group, NYSE Euronext.

About Clean Harbors

Clean Harbors is North America’s leading provider of environmental and hazardous waste management services. With an unmatched infrastructure of waste management facilities, Clean Harbors serves over 45,000 customers, including more than 325 Fortune 500 companies, thousands of smaller private entities and numerous federal, state and local governmental agencies.  Clean Harbors’ Technical Services provides a broad range of hazardous material management and disposal services including hazardous and non-hazardous waste recycling, treatment and disposal, CleanPack® laboratory chemical packing, and household hazardous waste management services.  Clean Harbors’ Site Services provides field services, industrial services, vacuum services, emergency response and disaster recovery, transformer services, tank cleaning and decontamination.

Headquartered in Norwell, Massachusetts, Clean Harbors has more than 100 locations strategically positioned throughout North America in 36 U.S. states, six Canadian provinces, Mexico and Puerto Rico. For more

42 Longwater Drive • P.O. Box 9149 • Norwell, Massachusetts 02061-9149 • 781.792.5000 • www.cleanharbors.com information, visit www.cleanharbors.com.

Safe Harbor Statement

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.  The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its various filings with the Securities and Exchange Commission.  Furthermore, all financial information in this press release is based on preliminary data and is subject to the final closing of the Company’s books and records.

A variety of factors beyond the control of the Company may affect the Company’s performance, including, but not limited to:

•                  The Company’s ability to manage the significant environmental liabilities that it assumed in connection with the CSD and other acquisitions;

•                  The availability and costs of liability insurance and financial assurance required by governmental entities relating to our facilities;

•                  The effects of general economic conditions in the United States, Canada and other territories and countries where the Company does business;

•                  The effect of economic forces and competition in specific marketplaces where the Company competes;

•                  The possible impact of new regulations or laws pertaining to all activities of the Company’s operations;

•                  The outcome of litigation or threatened litigation or regulatory actions;

•                  The effect of commodity pricing on overall revenues and profitability;

•                  Possible fluctuations in quarterly or annual results or adverse impacts on the Company’s results caused by the adoption of new accounting standards or interpretations or regulatory rules and regulations;

•                  The effect of weather conditions or other aspects of the forces of nature on field or facility operations;

•                  The effects of industry trends in the environmental services and waste handling marketplace; and

•                  The effects of conditions in the financial services industry on the availability of capital and financing.

Any of the above factors and numerous others not listed nor foreseen may adversely impact the Company’s financial performance.  Additional information on the potential factors that could affect the Company’s actual results of operations is included in its filings with the Securities and Exchange Commission, which may be viewed on www.cleanharbors.com/investor_relations.

Contact:

James M. Rutledge	Bill Geary
Executive Vice President and Chief Financial Officer	Executive Vice President and General Counsel
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5130
InvestorRelations@cleanharbors.com

Jim Buckley
Executive Vice President
Sharon Merrill Associates, Inc.
617.542.5300
clhb@investorrelations.com